Exhibit 14.1

CODE OF CONDUCT

Along with the advantages and opportunities offered by our Bank go certain responsibilities and obligations that you should meet. Your most important responsibility, of course, is to do a good job on the work that is assigned to you. In addition to following instructions, doing a good job requires you to think for yourself, ask questions and make constructive suggestions to improve the Bank.

Doing a good job also implies certain obligations on your part, such as maintaining good health and mental alertness, using good judgment, being prompt and regular in your attendance, cooperating with your fellow workers, and being loyal to your Bank, its people, its customers, and its services. You should keep well informed about the Bank so that you will be able to talk intelligently about it to your friends and neighbors. To them, you represent Southern Heritage Bank and what you say can do much to shape their final opinion about your Bank.

What Employees Can Expect from the Bank

The Bank pledges fair treatment to all employees. Specifically, the Bank:

1. Seeks to promote equal employment and career advancement opportunity, and to eliminate bias due to race, religion, ethnic background, sex, age, martial status, veteran status or disability.

2. Maintains ongoing affirmative action programs, and expects supervisors and all other employees to comply fully with the spirit as well as the provisions of these programs.

3. Makes demonstrated ability and qualification the primary basis for selection and promotion.

What the Bank Expects of Employees

The Bank expects conscientious and professional work, as well as high ethical standards from employees. The nature of our business requires special obligations by employees to safeguard integrity.

Employees are expected to:

1, Adhere to the spirit and provisions of this Code of Conduct.

2. Avoid illegal conduct in both business and personal matters. Illegal conduct constitutes grounds for dismissal.

3. Know the contents of the Code of Conduct and observe its letter and spirit at all times. Employees who violate the Code of Conduct may be subject to disciplinary action, including dismissal.

4. Perform work duties in good faith, in the best interests of the Bank and in a prudent manner. An employee:

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5. Should not unnecessarily or knowingly delay or neglect any Bank matter entrusted to him or her, or handle any Bank matter the employee knows, or should know, that he or she is not qualified or authorized to handle.

6. Should not execute any note, contract or other agreement on behalf of the Bank except as appropriate to the duties of the employee and as authorized by the Charter of Bylaws of the Bank, or by a resolution adopted by the Board of Directors or a Committee of the Board.

7. Carefully follow expense account policies and guidelines. Falsification of an expense account constitutes grounds for dismissal.

8. Comply with the Bank's stated policies on illegal drug use and alcohol abuse.

Conduct Violations

In order to protect the rights and privileges of employees and the Bank, it is necessary to establish the following Rules of Conduct. The Bank believes these rules impose no hardship on anyone and are comparable to those found in any business environment. Violations of these Rules of Conduct will be fairly dealt with to ensure the well being of other employees and the proper conduct of business.

Category 1 Violations

1. Use of abusive language; or profane language.

2. Failure to demonstrate a considerate, friendly and, constructive attitude toward fellow employees and customers.

3. Violation of safety rules or carelessness that endangers yourself, co-workers, Bank property or any other property or person.

4. Misrepresentation of Bank products or services.

5. Violations of any smoking rule of the Bank or the customer.

6. Irresponsible management of personal affairs or finances, so as to reflect unfavorably on the Bank; garnishments for multiple indebtedness within a 12 month period.

7. Violation of other Bank policies set forth in this Employee Handbook.

8. Failure to comply with federal or state rules and regulations pertaining to your job responsibilities.

9. Negligence, carelessness or incompetence on the job resulting a loss for the bank.

10. Failure to maintain a neat and clean work area.

11. Departure from standard, accepted job methods unless specifically approved by your supervisor.

12. Maintaining a personal appearance unsuitable to the position.

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13. Failure to observe your assigned work schedule.

14. Loss of Bank property or equipment.

15. Any utterance of a racial or ethnic comment, joke or slur.

16. Failure to meet established standards of efficiency, quality or performance.

17. Failure to observe dress code.

18. Parking in areas other than designated employee parking areas

19. Eating meals during work (other than during lunch break) or in unauthorized areas.

20. Creating or contributing to unsanitary conditions by poor housekeeping.

21. Disclosure of your wages or the wages of any other employee to fellow employees.

Category 2 Violations

1. Failure to report immediately any and all injuries or accidents occurring on the job, except when reporting will delay prompt first aid or medical attention.

2. Giving false information on any type of Bank records, applications or documents.

3. Any unlawful activity while on Bank property or while on Bank business.

4. Failure to immediately report any automobile accident or damage to Bank or vehicle.

5. Insubordination, such as refusing to obey a lawful order from anyone in your line of command.

6. Stealing, unauthorized removal, unauthorized possession, misappropriation or other irregularities involving the funds or property of the Bank, customer or co-workers.

7. Use, possession or being under the influence of alcohol or narcotics on the job or on Bank property.

8. Sleeping, loafing, lack of cooperation or inattentiveness on the job.

9. Fighting or threatening to do bodily harm to others, or physically intimidating others while on duty or, if off duty, if it relates to the business of the Bank.

10. Unauthorized use, possession or misuse of a lethal weapon.

11. Poor workmanship or performance after proper instruction and proper training.

12. Solicitations, whether direct or indirect, or unapproved receipt of personal gifts, services or entertainment from suppliers, customers, vendors or other businesses dealing with the Bank.

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13. Defacing or tampering with items on Bank bulletin boards or unauthorized removing or posting of items on Dank bulletin boards.

14. Violation by any hourly or nonexempt employees of the following rules relating to time cards shall be grounds for immediate automatic dismissal:

15. Clocking in or out another employee's time card or allowing one's time card to be clocked by another employee.

16. Willfully or habitually failing to punch in and out as required on time card.

17. Leaving the Bank premises at any time during the workday without clocking out and back in on time card.

18. Eating lunch before punching out on time card and then using lunch period on time card for other personal matters.

19. Spreading rumors, slander, gossip and/or lies resulting in harm to employees, or the Bank, and/or disruption of the work force; or making malicious statements about the Bank, its employees, its services or its customers; being discourteous to other employees, resulting in a disruption to the work force.

20. Failure to notify management at the earliest feasible time of absence from the job.

21. Unwarranted absenteeism and/or tardiness.

22 Showing disrespect or being discourteous to customers or supervisors

23. Immoral, indecent or disorderly conduct on Bank or customer property,

24. Unauthorized solicitations or distribution of literature in the work place.

25. Unauthorized possession, release or use of Bonk or customer confidential and/or proprietary information.

26. Gambling or other unlawful activity on Bank properly or while on duty. 33. Breach of security regulations established by the Bank.

27. Misusing, defacing or destroying the properly of a fellow employee, the Bank or a customer or any other property for which the Bank is responsible.

28. Falsifying Bank records, such as work records, time, job applications or employee benefits, documents, or any unauthorized altering of Bank records.

29. Refusal to submit to alcohol or drug testing when requested by the Bank at Bank expense.

30. Any act of sexual harassment in the workplace toward any employee or customer.

31. Any willful or deliberate violation of the Bank's Equal Opportunity policy.

32. Falsifying records showing hours worked.

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33. Inability or unwillingness to work harmoniously with other employees.

34. Removal of Bank records from Bank premises or release of confidential information.

35. Failure to immediately issue a receipt for any Bank funds received or failure to turn over any Bank monies collected at the earliest feasible time.

36. Failure to make those disclosures required by truth in lending or truth in leasing laws.

37. Forging the initials or signature of any other employee, customer, prospect or vendor on any document is grounds for immediate dismissal and possible criminal prosecution.

Credit reports may be obtained if violations involving bank assets are involved.

Any employee who commits a category one violation may be subject to disciplinary actions. Repeated or flagrant violations may result in termination of employment.

Any employee who commits a category two violation may be subject to an immediate dismissal, depending on the situation.

Conflicts of Interest

Employees must not use their association with the Bank for personal gain outside authorized compensation and benefits. If there should be any question that an activity might violate or appear to violate this policy, the employee must seek guidance from appropriate management: authority. To avoid possible conflicts of interest, employees either directly or indirectly;

1. Shall not purchase or lease assets or property from or sell or lease assists or property to the Bank, except where no undue advantage arises from association with the Bank.

2. Shall not take personal advantage of a business opportunity that might be of interest to the Bank unless details of the opportunity are disclosed and the Bank elects not to pursue the business opportunity.

3. Shall not buy or sell securities, investments or any other property or interests if such action involves the use of information obtained through association with the Bank and which is not generally available to the public.

4. Shall not participate in or influence the making or approval of any Bank credit or business decision if the employee has - or may reasonably appear to have - a material interest in the matter involved.

5. Shall not accept directorships with other profit-making corporations without prior approval of management. Outside employment or positions with other businesses may be accepted only with prior approval.

6. Shall not give legal, tax or accounting advice to any customer of the Bank, except those employees who are qualified and authorized to assist customers with financial planning and counseling. In general, customers should be cautioned to seek professional legal, tax and accounting advice from their own advisors.

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Responsibility as a Steward of Others' Financial Interests

'The Bank occupies a sensitive position as a steward of funds, property and the financial affairs of others and is accountable for all that is entrusted to it. The Bank must safeguard funds and property against loss or dishonesty and must manage fiduciary accounts prudently. The Bank will seek prosecution of any employee suspected of embezzlement or misapplication of funds in connection with his or her employment.

Privacy Rights

Financial and personal information about customers commands the same respect and care as funds and property. To protect the rights of customers to privacy, the Bank requires employees to:

1. Securely maintain all files and records that contain customer information.

2. Divulge no personal or credit information to others except with proper customer authorization, through proper legal process or regulation or for accepted credit reporting purposes.

Responsibility in the Marketplace

The Bank will conduct all relations with customers, competitors and suppliers in full compliance with the letter and spirit of applicable laws and in an exemplary manner with regard to honesty, good faith and fairness. The following general rules will be observed:

1. Employees and members of their immediate families shall not accept money, gifts of other than nominal value, unusual hospitality or loans (except from recognized lenders) from any customer, competitor or supplier who is not making such gift or loan solely as a personal friend or family member.

2. Employees shall not give money, gifts of other than nominal value or unusual hospitality to any customer, competitor or supplier of the Bank where the intent is to influence the recipient to favor the Bank.

3. Employees shall not directly or indirectly make a statement related to Bank business that is knowingly false or misleading in any material respect to any director or employee of the Bank, to any attorney, accountant or agent retained by the Bank or to any government agent or regulator.

4. Employees shall not engage in discussions or enter into agreements or arrangements with competitors about prices for service or other competitive policies or practices.

5. Employees shall strive to provide information that is clear, factual, relevant and honest to enable customers to select service best suited to their needs. All services will be equally available to all customers who meet Bank criteria and standards.

    Confidential or proprietary information - whether or not designated as such - relating to the Bank, its shareholders, existing or prospective customers, competitors or suppliers, acquired through association with the

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Bank, shall be used by employees solely for Bank purposes. Such information shall not be provided to any other person or firm, used for personal, private, business, charitable or any other purpose.

Responsibility of Citizenship

The Bank intends to be a good corporate citizen in every community in which it operates, supporting worthy civic, cultural, educational, social and other programs contributing to the quality of life. Employees arc encouraged to exercise their rights and duties as private citizens.

Employees must obtain management approval before seeking or accepting any public office and before serving as the chairperson or treasurer of a political campaign committee for any candidate or political party.

Political Contributions

Federal and various state laws prohibit all corporations from making political contributions to federal, state or local candidates for ejection. Where lawful, the Bank may make contributions concerning civic or governmental issues (but not to candidates for elective public office) in which the Bank or subsidiary has a particular interest only after receiving both an opinion of corporate counsel that the contribution is lawful and the prior approval of the Chairman of the Board or President of Southern Heritage Bank.

Implementation

All employees are responsible for knowing the contents of this Code and must observe its letter and spirit at all times. The policies and rules of this Code will be vigorously enforced through audit, examination and personnel procedures. Employees should address questions concerning whether specific activities are prohibited or restricted by this Code to the Human Resource manager for clarification.

Reporting of Violations of Code of Conduct

It is the responsibility of each employee to report promptly to the Human Resource manager any instances the employee reasonably believes to be violations of the Code of Conduct or violations of the law. Upon receipt of such report of violation, the Human Resource manager shall conduct an investigation and determine appropriate disposition. He or she shall ensure that such reports and disposition result in unbiased treatment of all parties concerned.

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